Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS 2011 FIRST QUARTER RESULTS

TACOMA, WA—TrueBlue, Inc. (NYSE:TBI) today reported revenue for the first quarter of 2011 of $274 million, an increase of 14 percent compared to revenue of $240 million for the first quarter of 2010. Net income for the quarter was $0.8 million or $0.02 per diluted share, compared to a net loss of $2.3 million or $0.05 per diluted share for the first quarter of 2010.

“Our team continues to do an outstanding job in serving the needs of our customers,” said TrueBlue CEO Steve Cooper. “We experienced broad-based demand for our services with double-digit growth across most industries we serve. Businesses are increasingly turning to our blue-collar staffing solutions to increase the efficiency of their workforce.”

For the second quarter of 2011, TrueBlue estimates revenue in the range of $315 million to $325 million and net income per diluted share for the quarter of $0.15 to $0.20.

Management will discuss first quarter 2011 results on a conference call at 2 p.m. (PT), today, Wednesday, April 27. The conference call can be accessed on TrueBlue’s web site:www.TrueBlueInc.com.

About TrueBlue

TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2010, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, aviation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com.

Forward-looking Statements

This news release contains forward-looking statements that reflect management’s current outlook for future periods, including statements regarding economic trends and future profitability. These forward-looking statements are based upon TrueBlue’s current expectations, and TrueBlue’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause TrueBlue’s actual results to differ materially from those contained in the forward-

looking statements, include without limitation the following: 1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees to fulfill the needs of its customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; and 10) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TRUEBLUE, INC.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	April 1, 2011	March 26, 2010
Revenue from services	$274,300	$239,851
Cost of services	204,269	178,726

Gross profit	70,031	61,125
Selling, general and administrative expenses	65,159	61,214
Depreciation and amortization	3,922	4,095

Income (loss) from operations	950	(4,184)
Interest and other income, net	308	328

Income (loss) before tax expense (benefit)	1,258	(3,856)
Income tax expense (benefit)	492	(1,597)

Net income (loss)	$766	$(2,259)

Net income (loss) per common share:
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)

Weighted average shares outstanding:
Basic	43,460	43,083
Diluted	43,854	43,083

TRUEBLUE, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	April 1, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$152,790	$163,153
Accounts receivable, net	120,410	108,692
Other current assets	22,172	21,655

Total current assets	295,372	293,500
Property and equipment, net	52,386	53,958
Restricted cash and investments	123,808	120,067
Other assets, net	78,403	78,941

Total assets	$549,969	$546,466

Liabilities and shareholders’ equity
Current liabilities	$85,869	$85,923
Long-term liabilities	148,290	147,836

Total liabilities	234,159	233,759
Shareholders’ equity	315,810	312,707

Total liabilities and shareholders’ equity	$549,969	$546,466

TRUEBLUE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	13 Weeks Ended	13 Weeks Ended
	April 1, 2011	March 26, 2010
Cash flows from operating activities:
Net income (loss)	$766	$(2,259)
Adjustments to reconcile net income (loss) to net cash:
Depreciation and amortization	3,922	4,095
Provision for doubtful accounts	576	2,066
Stock-based compensation	2,575	2,430
Deferred income taxes	690	1,118
Other operating activities	(527)	23
Changes in operating assets and liabilities:
Accounts receivable	(12,294)	2,395
Income taxes	(1,264)	(3,183)
Other assets	458	587
Accounts payable and other accrued expenses	(2,547)	(1,248)
Accrued wages and benefits	3,695	(477)
Workers’ compensation claims reserve	(542)	(2,314)
Other liabilities	(103)	225

Net cash (used in) provided by operating activities	(4,595)	3,458

Cash flows from investing activities:
Capital expenditures	(1,691)	(777)
Change in restricted cash and cash equivalents	(635)	2,305
Purchase of restricted investments	(3,106)
Other	—	10

Net cash (used in) provided by investing activities	(5,432)	1,538

Cash flows from financing activities:
Net proceeds from sale of stock through options and employee benefit plans	424	294
Common stock repurchases for taxes upon vesting of restricted stock	(1,460)	(1,153)
Payments on debt	(103)	(92)
Other	541	77

Net cash used in financing activities	(598)	(874)

Effect of exchange rates on cash	262	16

Net change in cash and cash equivalents	(10,363)	4,138

CASH AND CASH EQUIVALENTS, beginning of period	163,153	124,377

CASH AND CASH EQUIVALENTS, end of period	$152,790	$128,515

TRUEBLUE, INC.

Schedule of Total Revenue Growth (1)

(Unaudited)

January 2011	19%
February 2011	12%
March 2011	13%

Q-1 2011	14%

(1)	Revenue growth is organic; no acquisition activity within the last 12 months